Exhibit 99.1

IRET Announces Pricing of Public Offering of
6.625% Series C Cumulative Redeemable Preferred Shares

MINOT, ND, SEPTEMBER 26, 2017 — IRET (NYSE: IRET) (the “Company”), today announced the pricing of an underwritten public offering of 4,000,000 of its 6.625% Series C Cumulative Redeemable Preferred Shares (Liquidation Preference $25.00 per Share), no par value per share (the “Series C Preferred Shares”), at a public offering price of $25.00 per share, for gross proceeds of approximately $100.0 million, before deducting the underwriting discount and other estimated offering-related costs.  In connection with the offering, the Company has granted the underwriters a 30-day option to purchase up to an additional 600,000 Series C Preferred Shares.

The Company has applied to list the Series C Preferred Shares on the New York Stock Exchange under the symbol “IRET PRC.” The offering is expected to close on October 2, 2017 and is subject to customary closing conditions.

The Company will contribute the net proceeds from the offering to its operating partnership, which will use the net proceeds to redeem the Company’s outstanding 7.95% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”) with an aggregate liquidation preference of approximately $115.0 million, plus accrued but unpaid dividends payable therewith.  Pending the redemption of the Series B Preferred Shares, the operating partnership will use the net proceeds from the offering to reduce amounts outstanding under its unsecured revolving, multi-bank line of credit.  To the extent that the net proceeds from the offering are insufficient to redeem all of the outstanding Series B Preferred Shares, the operating partnership plans to fund the deficiency with additional borrowings from its line of credit.

BMO Capital Markets Corp. and Raymond James & Associates, Inc. are the joint book-running managers of the offering.  Robert W. Baird & Co. Incorporated, D.A. Davidson & Co., Janney Montgomery Scott LLC, J.J.B. Hilliard, W.L. Lyons, LLC and PNC Capital Markets LLC are acting as co-managers.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made pursuant to the Company’s existing shelf registration statement. The offering of these securities will be made only by means of a prospectus and a related prospectus supplement, a copy of which may be obtained from: BMO Capital Markets Corp., Attention: Syndicate Department, 3 Times Square, 25th Floor, New York, New York 10036 or by calling (800) 414-3627, or by email at bmoprospectus@bmo.com; or Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, or by calling (800) 248-8863, or by email at prospectus@raymondjames.com.

About IRET

IRET is a multifamily real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily communities located primarily in select growth markets.  As of July 31, 2017, IRET owned interests in 130 properties that were held for investment, including 88 multifamily properties consisting of 13,076 units and 42 commercial properties, which includes 29 healthcare properties, containing a total of approximately 2.6 million square feet of leasable space.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s expectations, but these statements are not guaranteed to occur.  Investors should not place undue reliance upon forward-looking statements.  These statements relate to the Company’s securities offering and the anticipated use of the net proceeds.  No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, general economic conditions, market conditions and other factors, including those set forth in the Risk Factors section of the Company’s periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”).

Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements after the date of this release.

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Contact Information

Matthew Volpano

Senior Vice President — Capital Markets

Phone: 701-837-7104

E-mail: IR@iret.com